Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of August 9, 2017, by and between Chemical Financial Corporation (“Chemical”), and Gary Torgow (the “Executive”).

Recitals

WHEREAS, Chemical desires to employ Executive in the position of Chairman of the Board of Directors of Chemical (the “Board”), and Executive desires to continue employment in such position, on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive acknowledges and agrees that pursuant to his employment with Chemical he has acquired and shall continue to acquire a considerable amount of knowledge and goodwill with respect to Chemical’s business that would be detrimental to Chemical if used by Executive to compete with Chemical; and

WHEREAS, Chemical wishes to protect its investment in its business, employees, customer relationships and confidential information by requiring Executive to abide by certain restrictive covenants regarding confidentiality, non-competition, non-solicitation and other matters, as set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Employment; Term. Subject to the terms and conditions of this Agreement, Chemical hereby employs Executive under the terms of this Agreement, and Executive hereby accepts such employment terms for an initial one (1) year period commencing September 1, 2017 (the “Effective Date”) and ending August 31, 2018 (the “Initial Term”), unless sooner terminated as provided in Section 5 below. Following the Initial Term, unless one party provides the other with thirty (30) days’ advance written notice of non-renewal, this Agreement automatically shall renew on the anniversary of the Effective Date for successive one (1) year periods (each such period, a “Renewal Term”), except and until terminated as provided in Section 5 below. The Initial Term and all Renewal Terms together shall constitute the “Term” of this Agreement. In the event the Corporation provides Executive with notice of non-renewal, Executive shall receive Severance for Termination Without Cause, as provided in Section 6(b).

2.
Position; Duties. Executive shall serve as Chemical’s Chairman of the Board and shall perform such services for Chemical as are customarily associated with such position and as otherwise may be assigned to Executive from time to time by Chemical’s Board of Directors (the “Board”). Executive shall devote the majority of his business time to the affairs of Chemical and to his duties hereunder; provided, however, Executive may engage in civic and professional activities, service on boards of directors and similar activities, as long as such activities do not constitute a conflict of interest or impair Executive’s performance to Chemical. Executive shall perform his Chemical employment duties diligently and to the best of his ability, in compliance with Chemical’s policies and procedures, and the laws and regulations that apply to Chemical’s business. For purposes of this Agreement, “Chemical” includes Chemical Bank, unless the context clearly requires otherwise, and the term

“Affiliate” means any organization controlling, controlled by or under common control with Chemical.

3.
Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, Chemical shall provide the following compensation and benefits during Executive’s employment Term:

(a)
Base Salary. Chemical shall pay Executive an annual base salary of one dollar ($1.00) (the “Base Salary”), which shall be paid on the first regular pay date after September 1 each year. In the event that Executive’s Base Salary is increased during the Term, the Base Salary shall be payable in equal installments in accordance with Chemical’s then customary payroll practices. Executive’s Base Salary shall be reviewed from time to time by the Board (and no less often than annually) beginning in 2018 and may be increased or decreased in the sole discretion of the Board.

(b)	Stock Grant. On September 1, 2017, Chemical shall provide Executive with a fully-vested grant of 23,000 shares of Chemical’s Common Stock.

(c)
Bonus and Equity Programs. Executive shall be eligible to participate in Chemical’s annual bonus and equity programs for senior executives, based upon Executive’s and Chemical’s achievement of certain individual and Company goals as established by Chemical’s Compensation Committee.

(d)
Vacation. Executive shall be entitled to thirty (30) paid vacation days, to be accrued and used in accordance with Chemical’s vacation policy. Upon employment termination, any accrued and unused vacation for the year of termination, shall be paid to Executive.

(e)
Health Care Stipend. Executive shall receive an annual taxable stipend for health care payments under Chemical’s group health care plan in the amount of $20,000, as may be adjusted from time to time, payable in accordance with Chemical’s normal payroll practices.

(f)
Auto Allowance. Executive shall receive a monthly auto allowance of nine hundred dollars ($900.00), as may be adjusted from time to time, payable in accordance with Chemical’s normal payroll practices.

(g)	Country Clubs. Executive shall be reimbursed for memberships in two (2) country clubs of his selection.

(h)
General Benefits. Executive shall be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to similarly situated employees of Chemical from time to time, subject to Chemical’s policies, and the terms and conditions of any applicable benefit plans. Nothing in this Agreement shall be deemed to alter Chemical’s rights to modify or terminate any such plans or programs in its sole discretion.

(i)	Withholdings. Chemical shall withhold from any amounts payable under this Agreement such federal, state and local taxes as Chemical determines are required to be withheld pursuant to applicable law.

4.
Reimbursement of Expenses. Chemical shall reimburse Executive for all reasonable ordinary and necessary business expenses incurred by Executive in connection with the performance of his duties hereunder, including but not limited to Executive’s fees and expenses for attendance at banking-related conventions and similar events, reasonable professional association and seminar expenses and other expenses authorized by Chemical, upon submission of proper documentation for tax and accounting purposes in compliance with Chemical’s reimbursement policies in effect from time to time. Such reimbursements shall be made promptly but in no event later than the last day of the calendar year following the calendar year in which an expense is incurred. For purposes of reimbursements subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of expenses eligible for reimbursement during one (1) year shall not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

5.	Termination. The employment of Executive under this Agreement shall terminate as of the earliest Termination Date to occur. Executive’s “Termination Date” shall be as follows:

(a)	Death. Automatically effective upon Executive’s death.

(b)
Disability. By Chemical, effective upon written notice to Executive in the event of Executive’s permanent and total disability, as defined under Chemical’s long-term disability plan in effect at such time (“Disability”).

(c)
For Cause. By Chemical, effective upon written notice to Executive for Cause, unless otherwise specified in this Section 5(c). For purposes of this Agreement, “Cause” means: (i) Executive’s material breach of any provision in this Agreement; if the breach is curable, it shall constitute Cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach by Chemical; (ii) Executive’s failure or refusal, in any material manner to perform all lawful services required of him in his employment position with Chemical, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency; (iii) Executive’s commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving Chemical, which in the reasonable good faith judgment of the Board, renders Executive’s continued employment harmful to Chemical; (iv) Executive’s misappropriation of Chemical’s assets or property, including without limitation, obtaining material reimbursement through financial vouchers or expense reports; or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime which, in the reasonable good faith judgment of the Board, adversely affects Chemical, its reputation.

(d)	Without Cause. By Chemical, effective upon thirty (30) days’ written notice to Executive at any time for any reason other than for Cause or Executive’s Disability (“Termination Without Cause”).

(e)	Resignation. By Executive, effective upon thirty (30) days’ written notice to Chemical at any time for any reason.

(f)
Good Reason. By Executive, in the event of Good Reason, as defined below. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the written consent of Executive:.

(i)	any material reduction in Executive’s base salary (if more than one dollar ($1.00) annually), as it may be adjusted from time to time

(ii)	any material reduction in the status, position or responsibilities of Executive;

(iii)
any requirement by Chemical (without Executive’s consent) that Executive be principally based at any office or location more than fifty (50) miles from Executive’s principal work location as of the effective date of this Agreement; or

(iv)	any material breach of this Agreement by Chemical.

Notwithstanding the foregoing, if Executive fails to give Chemical written notice of his intention to terminate employment with Chemical for Good Reason within ninety (90) days following Executive’s knowledge of any Good Reason event and a period of thirty (30) days in which Chemical may remedy the event alleged to constitute Good Reason, and if Executive has not Separated from Service (as defined herein) within sixty (60) days following expiration of Chemical’s cure period, the event shall not constitute Good Reason, and Executive shall have no right to terminate employment for Good Reason as a result of such event.

(g)
During any notice period under Sections 5(c), 5(d), or 5(e), Chemical may, in its sole discretion, relieve Executive of some or all of his duties during the notice period, but Chemical shall continue to provide Executive with his full salary, compensation, equity vesting, and benefits during such period.

6.	Effect of Termination.

(a)
Generally. When Executive’s employment with Chemical is terminated for any reason, Executive, or his estate, as the case may be, shall be entitled to receive the compensation and benefits earned through the applicable Termination Date, along with reimbursement for any approved business expenses that Executive has timely submitted for reimbursement in accordance with Chemical’s expense reimbursement policy or practice.

(b)	Separation Benefits upon Certain Terminations.

(i)	Termination Without Cause.

(A)
If Chemical terminates Executive’s employment pursuant to a Termination Without Cause, Executive shall be entitled to receive severance in the amount of two (2) times Executive’s then Base Salary, disregarding any Base Salary reduction due to a Good Reason termination, plus two (2) times the average of Executive’s bonuses under Chemical’s annual executive incentive plan for each of the three most recent complete calendar years of Executive’s employment with Chemical (including for such purpose, complete calendar years with Talmer Bank and Trust, if applicable), and with each bonus calculated as the higher of the actual bonus, or one million five hundred dollars ($1,500,000) per year (“Severance”). The Severance is conditioned upon Executive and Chemical executing a mutually agreeable release of claims, in substantially the form attached hereto as Appendix A (the “Release”), which is enforceable within sixty (60) days following Executive’s Termination Date. Subject to any delayed payment due to Executive’s status as a “Specified Employee” under Code Section 409A and as described more fully in Section 6(c) below, the Severance shall be payable to Executive over time in accordance with Chemical’s payroll practices and procedures, beginning on the first pay date after sixty (60) days have lapsed following Executive’s Separation from Service, provided that if the 60-day period spans two (2) calendar years, payments shall commence on the first pay date in the second calendar year and provided further that Chemical, in its sole discretion, may begin the payments earlier if such commencement does not violate Code Section 409A. Notwithstanding the foregoing, if Executive is entitled to receive the Severance but violates any provisions of Sections 8 through 10 hereof after termination of employment, Chemical shall be entitled to immediately stop paying any further installments of the Severance and shall have any other remedies, including claw back, that may be available to Chemical in law or at equity.

(B)
If Executive incurs a Termination Without Cause within two (2) years following the date of a Change in Control of Chemical, upon Executive’s execution of the aforementioned Release, the amount of Executive’s Severance, calculated in accordance with (A) above, shall be paid subject to the same timing constraints as set forth herein, but contributed directly to the Executive-designated Community Foundation of Southeastern Michigan - Donor Advised Fund, in the form of a cash, lump sum payment. At the same time, and in the spirit of voluntary generosity to the community and not as compensation to Executive, Chemical shall one hundred percent (100%) match the aforementioned contribution to the same Executive-designated charity, also in the form of a cash, lump sum contribution. For purposes of this Agreement, Change in Control shall be defined as the occurrence of any of the following events: (1) the acquisition by a person or persons acting as a group, of stock of the Corporation that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation; (2) the majority of the members of the Corporation’s Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or (3) the acquisition, by a person or persons acting as a group, of the Corporation’s assets that have a total gross fair market value equal to or exceeding fifty percent (50%) of the total gross fair market value of the Corporation’s assets in a single transaction or within a 12-month period ending with the most recent acquisition. For purposes of this Section, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (B)(1) hereof. Further, no profit sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (B)(1) hereof.

(C)
Notwithstanding anything in this Agreement to the contrary, any payment or benefit to be provided to Executive, whether pursuant to this Agreement or otherwise, that is a “Parachute Payment” as defined in Code Section 280G(b)(2), shall be reduced to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are Parachute Payments, as well as any Parachute Payments provided outside of this Agreement shall not cause Chemical or any Affiliate to have paid an “Excess Parachute Payment” as defined in Code Section 280G(b)(1). If it is established that an Excess Parachute Payment has occurred or shall occur under this Agreement or otherwise, any remaining Parachute Payments shall be reduced to ensure that the total payments to Executive do not exceed 2.99 times Executive’s “Base Amount” as defined in Code Section 280G(b)(3).

(ii)
Termination for Good Reason. Executive may terminate employment for Good Reason and receive the same benefits as Termination Without Cause, subject to the same Release and payment timing restrictions as a Termination Without Cause.

(iii)	Death. For avoidance of doubt, the termination of Executive’s employment as a result of his death shall not constitute a Termination Without Cause triggering the rights described in this Section 6(b).

(c)	Application of Internal Revenue Code Section 409A.

(i)
All payments and benefits provided under this Agreement are intended to be exempt from, or in accordance with, Code Section 409A, and the Agreement is to be interpreted accordingly. Each installment payment is intended to constitute a separate benefit and terms such as “employment termination,” “termination from employment” or like terms are intended to constitute a Separation from Service, as defined below. To the extent exempt from Code Section 409A, payments are intended to be exempt under the short term deferral exemption or partially exempt under the involuntary separation pay plan exemption. Notwithstanding the forgoing, Chemical has no responsibility for any taxes, penalties or interest incurred by Executive in connection with payments and benefits provided under this Agreement, including any imposed by Code Section 409A.

(ii)
Despite other payment timing provisions in this Agreement, any payments and benefits provided under this Section 6 that constitute nonqualified deferred compensation that are subject to Code Section 409A, shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (a “Separation From Service). However, if Chemical determines that the Severance is subject to Code Section 409A, and Executive is a “Specified Employee” (as defined under Code Section 409A) at the time of Separation from Service, then, solely to the extent necessary to avoid adverse tax consequences to Executive under Code Section 409A, the timing of the Severance payments shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one (1) day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and Chemical (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance payments that Executive otherwise would have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Severance in accordance with the applicable payment schedules set forth in this Agreement.

(d)
No Further Obligations. Except as expressly provided above or as otherwise required by law, Chemical shall have no obligations to Executive in the event of the termination of this Agreement for any reason.

7.
Representations of Executive. Executive represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair his ability to perform the duties and obligations required hereunder. Executive further agrees that he shall not divulge to Chemical any confidential information and/or trade secrets belonging to others, including Executive’s former employers, nor shall Chemical seek to elicit from Executive such information. Consistent with the foregoing, Executive shall not provide to Chemical, and Chemical shall not request, any documents or copies of documents containing such information.

8.	Confidential Information.

(a)
Executive acknowledges that Chemical has and shall give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to Chemical, its Affiliates or third parties who may have furnished such information under obligations of confidentiality, relating to and used in Chemical’s Business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by Chemical or its Affiliates; information related to Chemical’s or its Affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to Chemical’s or its Affiliates’ customers, suppliers, distributors, or investors; the specific terms of Chemical’s or its’ Affiliates’ agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which Chemical or its Affiliates may be associated from time to time; and any and all information relating to the operation of Chemical’s or its Affiliates’ business which Chemical or its Affiliates may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by Chemical or its Affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)
Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c)
Executive acknowledges that Confidential Information owned or licensed by Chemical or its Affiliates is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that he shall not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d)
During and after his employment with Chemical, Executive shall hold in trust and confidence all Confidential Information, and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by Chemical or as authorized in writing by Chemical. Executive further agrees that during and after his employment with Chemical, Executive shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by Chemical or as authorized in writing by Chemical.

(e)
The restrictions in Section 8(d) above shall not apply to any information to the extent that Executive is required to disclose such information by law, provided that Executive (i) notifies Chemical of the existence and terms of such obligation, (ii) gives Chemical a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f)
Return of Property. Upon request by Chemical during employment and automatically and immediately at termination of his employment, Executive shall return to Chemical all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of Chemical in his possession or under his control. If requested by Chemical, Executive shall certify in writing that all such materials have been returned to Chemical. Executive also expressly agrees that immediately upon the termination of his employment with Chemical for any reason, Executive shall cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by Chemical for the use of its employees.

9.	Assignment of Inventions.

(a)
Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for Chemical and its Affiliates, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), shall be the sole and exclusive property of Chemical or its nominees, and Executive shall and hereby does assign to Chemical all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b)
For avoidance of doubt, if any Inventions fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Inventions shall be considered “work made for hire” and the copyright of such Inventions shall be owned solely and exclusively by Chemical. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Inventions shall be assigned to Chemical pursuant to Section 9(a) above.

(c)
Chemical and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at Chemical’s expense, to: (i) reasonably assist Chemical in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to Chemical or its nominee upon reasonable request all such documents as Chemical or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 9, including assignments of inventions. Such documents may be necessary to: (1) vest in Chemical or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 9 shall continue beyond the termination of Executive’s employment with Chemical. If Chemical is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints Chemical and its then current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.

(d)
The obligations of Executive under Section 9(a) above shall not apply to any Invention that Executive developed entirely on his own time without using Chemical’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to Chemical’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Company. Executive shall bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

10.	Non-Competition and Non-Solicitation.

(a)
Purpose. Executive understands and agrees that the purpose of this Section 10 is solely to protect Chemical’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and Chemical’s competitive advantage. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b)	Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)	Business” means the business(es) in which Chemical or its Affiliates were engaged in at the time of, or during the twelve (12) month period prior to, the applicable Termination Date.

(ii)
“Customer” means any person or entity who is or was a customer, supplier or client of Chemical or its Affiliates with whom Executive had any contact or association for any reason and with whom Executive had dealings on behalf of Chemical or its Affiliates in the course of his employment with Chemical.

(iii)	“Chemical Employee” means any person who is or was an employee of Chemical or its Affiliates at the time of, or during the twelve (12) month period prior to, the applicable Termination Date.

(iv)
“Restricted Period” means the period during Executive’s employment with Chemical and for twenty-four (24) months from and after Executive’s applicable Termination Date; provided, however, that this period shall be tolled and shall not run during any time Executive is in violation of this Section 10, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this Section 10.

(v)
“Restricted Territory” means Michigan or any other state in which Chemical or any Affiliate operates a banking, insurance or securities products and services institution at the time of, or during the twelve (12) month period prior to, the applicable Termination Date.

(c)	Non-Competition. During the Restricted Period, Executive shall not in the Restricted Area, on his own behalf or on behalf of any other person:

(i)
assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business; provided, however, that Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above five percent (5%) of the outstanding shares of such business; or

(ii)
enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business, or is a governmental regulator agency of the Business;.

(d)	Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i)
Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by Chemical or its Affiliates;

(ii)
Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by Chemical or its Affiliates;

(iii)
Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by Chemical or its Affiliates from any person or entity (other than Chemical or its Affiliates ) engaging in the Business;

(iv)	Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with Chemical or its Affiliates; or

(v)	Solicit, induce, or attempt to solicit or induce any employee of Chemical or its Affiliates to terminate employment with Chemical or its Affiliates.

(e)
Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive’s employment by Chemical and are reasonable given Executive’s access to Chemical’s and its Affiliates’ Confidential Information and the substantial knowledge and goodwilll Executive shall acquire with respect to the business of Chemical and its Affiliates as a result of his employment with Chemical, and the unique and extraordinary services to be provided by Executive to Chemical; and (ii) are reasonable in time, territory, and scope, and in all other respects.

(f)
Preserve Livelihood. Executive represents that his experience, capabilities and personal assets are such that this Agreement does not deprive him from either earning a livelihood in the unrestricted business activities which remain open to him or from otherwise adequately and appropriately supporting himself and his family.

(g)
Judicial Modification. Should any part or provision of this Section 10 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 10 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

11.
Enforcement. Executive acknowledges and agrees that Chemical shall suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement and that monetary damages would be inadequate to compensate Chemical for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement, Chemical shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Chemical shall be entitled to recover its costs incurred in connection with any action to enforce Sections 8, 9, or 10 of this Agreement, including reasonable attorneys’ fees and expenses.

12.	Miscellaneous.

(a)
Entire Agreement. This Agreement, when aggregated with the attached Release, as applicable, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter, including Executive’s employment agreement with Chemical dated January 25, 2016.

(b)
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. Chemical may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets or equity, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement.

(c)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

(d)
Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to the other party on (i) the date it is actually delivered by overnight courier service (such as FedEx) or personal delivery of such notice in person, or (ii) three (3) days after mailing by certified or registered U.S. mail, return receipt requested; in each case the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:            Gary Torgow
(redacted)

If to Chemical:            Chemical Financial Corporation                                        2301 West Big Beaver Road
Troy, MI 48084
Attention: Chief Executive Officer

(e)
Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Chemical and Executive. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement shall not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f)
Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(g)
Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement shall be construed as if drafted jointly by Chemical and Executive and no presumption or burden of proof shall arise favoring or disfavoring Chemical or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement shall be construed to be of such gender or number as the circumstances require.

(h)	Survival. The terms of Sections 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement for any reason.

(i)
Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j)
Venue. Executive and the Corporation agree that the exclusive forum for resolving any disputes between the parties related to Release Agreement shall be arbitration before the American Arbitration Association applying the Employment Arbitration Rules and Mediation Procedures as amended and effective November 1, 2009. The Arbitrator shall be empowered to grant any legal or equitable relief available to the parties, including interim equitable relief as set forth in the Optional Rules for Emergency Measures of Protection. Any award of the Arbitration may be enforced through proceedings in a court of competent jurisdiction.

(k)	Governing Law. This Agreement shall be governed by the laws of the State of Michigan without giving effect to any choice or conflict of law principles of any jurisdiction.

[Signatures are on the Next Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

/s/ Gary Torgow
Gary Torgow, Executive

CHEMICAL FINANCIAL CORPORATION

By: /s/ Sandra D. Kuohn
Name: Sandra D. Kuohn
Title: Chief Human Resources Officer

APPENDIX A

EMPLOYMENT AGREEMENT RELEASE

THIS RELEASE AGREEMENT (the “Release”) is made as of the ___ day of _______, 20__, by and between Chemical Financial Corporation (“Chemical”) and Gary Torgow (the “Executive”) (in the aggregate, the “Parties”).

WHEREAS, Chemical and Executive have entered into an Employment Agreement dated as of August 9, 2017, (the “Employment Agreement”), pursuant to which Executive is entitled to receive certain additional compensation upon termination of Executive’s employment with Chemical Without Cause or for Good Reason (all as defined in the Employment Agreement); and

WHEREAS, Executive’s receipt of the additional compensation under the Employment Agreement is conditioned upon the execution of this Release that is mutually acceptable to both Parties; and

WHEREAS, Executive’s employment with Chemical has been/shall be terminated effective ______________ __, 20__ [Without Cause], [due to Good Reason by the Executive];

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:

1.
Additional Compensation. Subject to the terms and conditions hereof, Chemical shall pay Executive the additional compensation set forth in Section 6 of the Employment Agreement, net of applicable withholding taxes, commencing after the expiration of the waiting period set forth herein and in accordance with the terms of the Employment Agreement.

2.	Release.

(a)
In exchange for the good and valuable consideration set forth herein, Executive agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had, now have, or may have in the future against each or any of Chemical, its parent, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties’) arising out of or relating to his employment relationship with Chemical, its predecessors, successors or affiliates and the termination thereof. Executive understands that he does not waive rights or claims that may arise after the date of this Release.

(b)	Executive acknowledges that he has read this Release carefully and understands all of its terms.

(c)	Executive understands and agrees that he has been advised to consult with an attorney prior to executing this Release.

(d)
Executive understands that he is entitled to consider this Release for at least twenty-one (21) days before signing the Release. However, after due deliberation, Executive may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Executive hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Executive elected to consider this Release for at least twenty-one (21) days prior to signing the Release.

(e)
Executive understands that he may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which he signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that Executive wishes to revoke this Release within the seven (7) day period, Executive understands that he must provide such revocation in writing to the then Chief Executive Officer at the address set forth below.

(f)	In agreeing to sign this Release, Executive is doing so voluntarily and agrees that he has not relied on any oral statements or explanations made by Chemical or its representatives.

(g)	This Release shall not be construed as an admission of wrongdoing by either Executive or Chemical.

3.
Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to Chemical shall be delivered to Chemical’s Chief Executive Officer at Chemical Financial Corporation, 2301 W. Big Beaver Rd, Troy, MI 48084. All notices by Chemical to Executive shall be delivered to Executive personally or addressed to Executive at Executive’s last residence address as then contained in the records of Chemical or such other address as Executive may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by Chemical to Executive at Executive’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

4.
Governing Law. To the extent not preempted by Federal law, this Release shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws.

5.
Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1), and the same Release and shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.
Entire Agreement. This Release, when aggregated with the Employment Agreement [Note: Add any other documents, as applicable], contains the entire understanding of the parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

________________________________
Gary Torgow, Executive

CHEMICAL FINANCIAL CORPORATION
_________________________________
By: _____________________________
Its: _____________________________

WAIVER OF 21 DAY NOTICE PERIOD

I have been provided with the General Release Agreement (“Agreement”) between Chemical Financial Corporation (collectively with all of its affiliates, the “Corporation”) and Gary Torgow (“Executive”).

I understand that I have twenty-one (21) days from the date the Agreement was presented to me to consider whether or not to sign the Agreement. I further understand that I have the right to seek counsel prior to signing the Agreement.

I am knowingly and voluntarily signing and returning the Agreement prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Agreement to revoke the Agreement, by delivering a written notice of revocation to the Chief Executive Officer, Chemical Financial Corporation, 2301 W. Big Beaver Rd., Troy, MI 48084.

Dated: ________________             __________________________
Gary Torgow
Executive